Exhibit 23.1
HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com
Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Shenghuo Pharmaceutical Holdings Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated April 14, 2007 with respect to the December 31, 2005 and 2006 financial statements of China Shenghuo Pharmaceutical Holdings, Inc. in the Registration Statement on Form S-3. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
September 11, 2007